GENERAL DISTRIBUTION AGREEMENT

AGREEMENT, effective commencing on January 12, 2012 between CAPSTONE ASSET PLANNING COMPANY ("Distributor"), a Delaware corporation having its principal place of business in Houston, Texas and CAPSTONE CHURCH CAPITAL FUND ("Fund"), a Delaware statutory trust having it's principal place of business in Houston, Texas;

WHEREAS, the Fund is a Delaware statutory trust organized under a Declaration of Trust dated October 25, 2004, (“Charter”) and has filed a registration statement on Form N-2 (“Registration Statement”) under the Investment Company Act of 1940, as amended ("1940 Act") and under the Securities Act of 1933, as amended (“Securities Act”), to register common shares of the Fund that may be issued and sold from time to time; and

WHEREAS, the Fund intends to operate as a closed-end interval diversified management investment company pursuant to Rule 23c-3 under the 1940 Act; and

WHEREAS, the Fund may from time to time register additional common shares of the Fund and may register preferred shares; and

WHEREAS, the Fund seeks to retain the Distributor to act as distributor of securities issued by the Fund, including common shares and preferred shares, if any, (“Shares”); and

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member in good standing of the National Association of Securities Dealers, Inc. and wishes to act as distributor of Fund Shares;

NOW THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.
Sale of Shares by the Distributor - The Fund grants to the Distributor the right to sell Shares on behalf of  the Fund during the term of this Agreement and subject to the registration requirements of the Securities Act of 1933, as amended ("1933 Act"), and applicable laws governing the sale of securities in the various states ("Blue Sky Laws") under the following terms and conditions:  The Distributor shall have the right to sell, as agent on behalf of the Fund, Shares authorized for issue and registered under the 1933 Act, provided that Shares shall be sold only on such days as are specified to the Distributor by the Fund (“Offering Days”).  The Distributor will comply with applicable federal and state laws and regulations in its actions pursuant to this Agreement.

2.
Sale of Shares by the Fund - The rights granted to the Distributor shall be nonexclusive in that the Fund reserves the right to issue Shares in connection with a merger, consolidation asset acquisition or similar transaction involving the Fund and any other investment company, trust, or personal holding company.

3.
Selected Dealers.  The Distributor may enter into selected dealer agreements, on such terms and conditions as the Distributor determines to be not inconsistent with this Agreement, with broker-dealers for the sale of Shares.  Such selected broker-dealers shall sell Shares only at the public offering price determined in accordance with the Fund’s current prospectus (“Prospectus”).  This Agreement shall not be construed as authorizing any broker-dealer or other person to accept orders for sale on behalf of the Fund or to otherwise act as the agent of the Fund for any purpose.  Such broker-dealers or other persons shall be deemed to be independent contractors retained by the Distributor and not the Fund.

4.
Public Offering Price - All Shares shall be sold at the public offering price determined in accordance with the Prospectus.  The public offering price will not be less than the net asset value (“NAV”) per share of the Fund’s Shares, as determined in the manner described in the Fund’s Prospectus, plus a front-end sales charge (if any) computed as described in the Prospectus.  The Fund, shall in all cases receive the net asset value per share on all sales of Shares.  If a sales charge is in effect, the Distributor shall have the right, subject to such rules or regulations of the Securities and Exchange Commission (“SEC”) as may then be in effect pursuant to Section 22 of the Investment Company Act of 1940, to retain the sales charges or to reallow all or a portion of the sales charge to dealers who have sold Shares of the Fund.  The Distributor may also receive payments from the Fund under the Fund’s Service Plan.  In the event the Fund obtains exemptive relief from the SEC permitting the Fund to adopt a plan providing for the Fund to pay distribution-related expenses, the Distributor may also receive payments under such a plan, if adopted by the Fund’s Board of Trustees.

5.
Suspension of Sales - If and whenever the determination of net asset value for the Fund is suspended and until such suspension is terminated, no further orders for sales for Shares shall be processed by the Distributor except such unconditional orders placed with the Distributor before it had knowledge of the suspension.  In addition, the Fund reserves the right to suspend sales of Shares and the Distributor’s authority to process orders for Shares if, in the judgment of the Fund, it is in the best interests of the Fund to do so.  Suspension shall continue for such period as may be determined by the Fund.

6.
Solicitation of Sales - In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts, consistent with its other business, to secure purchasers for Shares of the Fund.  This shall not prevent the Distributor from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other entities, including other investment companies.  This does not obligate the Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction in which it is not now registered or to maintain its registration in any jurisdiction in which it is now registered.

7.
Authorized Representations - The Distributor is not authorized by the Fund to give any information or to make any representations other than those contained in the Fund’s Registration Statement or Prospectus, as these may be amended from time to time, or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund for the Distributor's use.  The Distributor will not prepare and distribute any sales literature or other material with respect to the Fund that does not conform to applicable requirements of federal and state law and regulatory authorities.

8.
Registration of Shares - The Fund agrees that it will take all action necessary to register sufficient Shares under the 1933 Act so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell on any Offering Day, unless the Fund otherwise notifies the Distributor.  The Fund shall make available to the Distributor such number of copies of its Prospectus as the Distributor may reasonably request.  The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares.

9.	Expenses -

(a) The Fund shall pay all fees and expenses (i) in connection with the preparation, setting in type and filing of any registration statement and Prospectus under the 1933 Act and amendments for the issue of Shares, (ii) in connection with making notice filings and satisfying other requirements related to the offering and sale of Shares the various states in which the Fund’s management shall determine it is advisable to offer and sell Shares, (iii) of preparing, setting in type, printing and mailing any report or other communication to shareholders of the Fund in their capacity as such, and (iv) of preparing, setting in type, printing and mailing Prospectuses sent annually to existing shareholders.

(b) Except to the extent such expenses may be paid pursuant to a plan adopted by the Fund’s Board of Trustees pursuant to exemptive relief obtained from the SEC, the Distributor shall pay expenses of (i) printing and distributing any Prospectuses or reports prepared for its use in connection with the offering of the Shares for sale to the public, (ii) other literature used by the Distributor in connection with such offering, and (iii) advertising in connection with such offering,.  It is recognized by the Fund that Capstone Asset Management Company may reimburse the Distributor for its direct and indirect expenses incurred in the distribution of Shares.

10.	Indemnification -

(a) The Fund agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expenses (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any person acquiring any Shares, based upon the grounds that the Registration Statement, any prospectus, shareholder reports or other information filed or made public by the Fund (as from time to time amended), included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, or any other statute or the common law.  However, the Fund does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to Fund by or on behalf of the Distributor.  In no case (i) is the indemnification of the Fund in favor of the Distributor or any person indemnified to be deemed to protect the Distributor or any person against any liability to the Fund or its shareholders to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund to be liable under its indemnification agreement contained in this paragraph with respect to any claim made against the Distributor or any person indemnified unless the Distributor or any person shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or any person (or after the Distributor or the person shall have received notice of service on any designated agent).  However, failure to notify the Fund of any claim shall not relieve the Fund from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on account of its indemnification agreement contained in this paragraph.  The Fund shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Fund elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Distributor or person or persons, defendant or defendants in the suit.  In the event the Fund elects to assume the defense of any suit and retain counsel, the Distributor, officers or directors or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them.  If the Fund does not elect to assume the defense of any suit, it will reimburse the Distributor, officers or directors or controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.  The Fund agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Directors in connection with the issuance or sale of any of the Shares.

(b) The Distributor agrees that it will indemnify and hold harmless the Fund and each of its Board members and officers and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the 1933 Act or any other statute or common law, alleging that the Registration Statement, any prospectus, shareholder reports or other information filed or made public by the Fund (as from time to time amended), included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon, and in conformity with information furnished to the Fund by or on behalf of the Distributor.  In no case (i) is the indemnity of the Distributor in favor of the Fund or any person indemnified to be deemed to protect the Fund or any person against any liability to which the Fund or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason or its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Fund or any person indemnified unless the Fund or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Fund or upon such person (or after the Fund or such person shall have received notice of service on any designated agent.  However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Fund or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.  In the case of any notice to the Distributor, it shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense or any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Fund, to its officers and Board and to any controlling person or persons, defendant or defendants in the suit.  In the event that the Distributor elects to assume the defense of any suit and retain counsel, the Fund or controlling persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them.  If the Distributor does not elect to assume the defense of any suit, it will reimburse the Fund, officers and Board or controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.  The Distributor agrees to notify the Fund promptly of the commencement of any litigation or proceedings against it in connection with the issue and sale of any of the Shares.

11.
Acceptance or Rejection of Orders - The Distributor shall have the right to accept or reject orders for the purchase of Shares.  Any consideration received in connection with a rejected purchase order will be returned promptly.  At or prior to the time of delivery of Shares, the Distributor will pay or cause to be paid to the Fund’s custodian, or direct selling dealers to pay to the custodian, for the Fund’s account, an amount in cash equal to the net asset value of the Shares.  In the event the Distributor pays for Shares sold by the Distributor prior to the Distributor’s receipt of payment from purchasers, the Distributor is authorized to reimburse itself for the net asset value of Shares when it receives payment of the public offering price. The Distributor agrees to issue promptly confirmations of all accepted purchase orders and to transmit a copy of such confirmations to the Fund, or, if so directed, to any duly appointed transfer or shareholder servicing agent of the Fund.  If the originating dealer should fail to make timely settlement of its purchase order in accordance with the rules of the National Association of Securities Dealers, Inc. or any applicable agreement between the Distributor and such dealer, the Distributor shall have the right to cancel such purchase order and, at the Distributor's account and risk, to hold responsible the originating dealer.  The Distributor agrees to reimburse the Fund promptly for any amount by which the Fund's losses attributable to any such cancellation, or to errors on the part of the Distributor in relation to the effective date of accepted purchase orders, exceed contemporaneous gains realized by the Fund for either of such reasons in respect to other purchase orders.  The Fund shall register or cause to be registered all Shares sold by the Distributor pursuant to the provisions hereof in such name or names and amounts as the Distributor may request from time to time.  All Shares, when so issued and paid for, shall be fully paid and non-assessable.

12.
Effective Date - This agreement shall be effective upon its execution, and unless terminated as provided herein, shall continue in force for two (2) years from the effective date and shall continue from year to year thereafter, provided each such annual continuance is approved by (a) either the vote of a majority of the members of the Fund’s Board of Trustees or the vote of a majority of the outstanding voting securities of the Fund, and (b) the vote of a majority of those members of the Fund’s Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval.  As used in this paragraph the terms "vote of a majority of the outstanding voting securities" and "interested person," shall have the respective meanings specified in the 1940 Act.

13.
Amendment  This Agreement may be amended if such amendment is approved by (a) either the vote of a majority of the members of the Fund’s Board of Trustees or the vote of a majority of the outstanding voting securities of the Fund, and (b) the vote of a majority of those members of the Fund’s Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the amendment.

14.
Termination - This Agreement shall automatically terminate in the event of its assignment.  As used in this paragraph the term "assignment" shall have the meaning specified in the 1940 Act.  In addition to termination by failure to approve continuance or by assignment, this Agreement may at any time be terminated by either party upon not less than sixty days' prior written notice to the other party.

15.
Notice - Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:  if to the Fund, at 3700 W. Sam Houston Parkway South, Suite 250, Houston, Texas.

IN WITNESS, the Fund has executed this instrument in its name and behalf, and its seal affixed, by one of its officers duly authorized, and the Distributor has executed this instrument in its name and behalf, and its corporate seal affixed, by one of its officers duly authorized, as of the day and year above written.

CAPSTONE CHURCH CAPITAL FUND

/s/ Edward L. Jaroski
By: Edward L. Jaroski President

CAPSTONE ASSET PLANNING COMPANY

/s/ Edward L. Jaroski
By: Edward L. Jaroski President